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                                                                    EXHIBIT 16.1

[LOGO]

[Letterhead of PricewaterhouseCoopers LLP Appears Here]


July 8, 1999

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Dear Ladies and Gentlemen:

We have read the section entitled "Change in Accountants" included in the attached Form S-1 dated July 9, 1999 of Kana Communications Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California